Exhibit 99.1

24/7 Real Media

FOR IMMEDIATE RELEASE

24/7 REAL MEDIA REPORTS RESULTS FOR THIRD QUARTER OF 2004

Raises Revenue Guidance for Full Year 2004

Third Quarter 2004 Highlights

•                  Revenue climbed 72.9% from the same quarter last year and grew 6.2% sequentially from the second quarter of 2004;

•                  Positive pro forma operating income for fifth consecutive quarter;

•                  Acquired Australian-based Decide Interactive, a leading provider of paid search engine marketing technology and products;

•                  Launched the “24/7 OnTarget” behaviorally targeted advertising solution;

•                  Won the ClickZ “Best Ad Serving Software Solution” award for Open AdStream® Central.

NEW YORK — November 4, 2004 — 24/7 Real Media, Inc. (Nasdaq: TFSM), a pioneer in interactive marketing and technology, today announced that revenue for the third quarter, ended September 30, climbed 72.9% to $20.8 million from the $12.0 million reported in the same period in 2003 and rose 6.2% sequentially from the $19.6 million reported in the second quarter of 2004.

Pro forma operating income(1) for the third quarter of 2004 was $13,000, or $0.00 per share, versus pro forma operating income of $145,000, or $0.00 per share, for the same period a year ago.  Both revenues and pro forma operating income were within the Company guidance issued August 5, 2004.  GAAP net loss for the third quarter of 2004 was $1.7 million, or $0.04 per share, versus a net loss of $1.6 million, or $0.10 per share, for the third quarter of 2003.  As previously guided, pro forma operating income and GAAP net loss for the third quarter of 2004 were negatively affected by one-time costs related to Sarbanes-Oxley compliance.

“As our robust revenue growth demonstrates, 24/7 Real Media is continuing to execute and grow in a dynamic Internet advertising marketplace,” said David J. Moore, chairman and chief executive officer of 24/7 Real Media.  “With our acquisition of Decide Interactive, we have expanded our footprint in the paid search advertising market, and we expect this segment to contribute significantly to our future growth.  Media and technology continue to gain new customers and market share, affirming our belief that the seamless integration of products and services is the key to customer acquisition and retention.”

Nine Months, Ended September 30, 2004

For the nine months, ended September 30, 2004, revenue rose 60.5% to $57.8 million from $36.0 million in the same period of 2003.

Pro forma operating income increased to $1.0 million, or $0.02 per share, in the first nine months up from a loss of $0.9 million, or $0.06 per share, in the same period a year ago.  The GAAP net loss of $0.7 million, or $0.02 per share, in the first nine months of 2004, was significantly smaller than the GAAP net loss of $8.5 million, or $0.57 per share, in the first nine months of 2003.

As of September 30, 2004, the Company had $34.1 million in cash and cash equivalents on its balance sheet.

(1)          Pro forma operating income is a non-GAAP financial measure.  Please see the attached schedule for a reconciliation of GAAP net income to pro forma operating income.

Third Quarter 2004 - Segment Overview

In connection with the acquisition of Decide Interactive, the Company has begun reporting three operating segments – Media Solutions, Search Solutions and Technology Solutions.  The Company is providing additional financial information about its businesses to provide greater visibility into the contributions of each business segment and to allow greater comparability to other companies.  The financial items set forth below for Media Solutions should not be compared with those reported in the Company’s prior financial statements.

Media Solutions generates revenue through the 24/7 Web Alliance of more than 800 Web sites, primarily from fees paid by client advertisers for advertising impressions.

Revenue for this segment climbed 109.4% to $12.1 million in the third quarter 2004 from $5.8 million in the same quarter of 2003 and was down slightly from $12.4 million in the second quarter of 2004, due to expected market seasonality.

Gross margins declined sequentially to 23.9% from 28.6% in the second quarter of 2004, primarily owing to a fall off in Lycos traffic and other difficulties resulting from uncertainty surrounding the recently completed sale to Daum Communications.  The Company is discussing resolutions to these issues with Lycos management, and believes that the Lycos business will begin to track more closely to the Company’s original projections. Gross margins for the Media Solutions division should normalize to approximately 30%, starting in the fourth quarter of 2004.

The number of ad impressions delivered more than doubled to 13.7 billion from 5.9 billion in the same period of 2003.  The Company continued to establish new relationships with branded publishers during the third quarter and saw strength in both the number and diversity of advertisers on the 24/7 Web Alliance.

The Company launched “24/7 OnTarget,” its behavioral targeting solution, across the 24/7 Web Alliance in the third quarter.  24/7 OnTarget enables advertisers to target users using anonymous behavioral data, rather than Web site content, and enables Web publishers to take advantage of underperforming inventory on their Web sites.

Search Solutions generates revenue primarily from cost-per-click, or CPC, fees paid by client advertisers when users click-through to their Web sites as a result of our submission of their Web sites into search engines databases.  These services are commonly referred to as bidded services for pay-for-placement search engines, and paid inclusion for algorithmic search engines.

Search Solutions revenue advanced 87.7% to $4.1 million from $2.2 million in the same quarter of 2003 and rose 62.3% from $2.5 million in the second quarter of 2004.  Decide Interactive, acquired in August, contributed to the revenue increase with new distribution channels and advertiser accounts producing a higher volume of searches and resulting click-throughs.  The integration of the 24/7 Search and Decide Interactive businesses is proceeding well, and the Company is benefiting from expanded relationships with several of its existing distribution partners.  Gross margins for the segment were 45.5% in the third quarter compared to 34.3% in the second quarter of 2004. This increase was primarily due to the addition of higher margin services gained through the acquisition of Decide, including the supplying of XML feeds as a TFG partner for Overture’s Site Match Xchange program.

The Company anticipates growth among all our paid search solutions, however, the greatest potential for expansion lies in services for which traffic acquisition costs are accounted for as a cost of goods sold.  Because of this, maturing blended margins in this segment should be in a range of 35% to 40%.

Technology Solutions primarily consists of Open AdStream® Internet advertising delivery and management software and services, the Insight XE™ web analytics and audience management software and services and the Insight ACT™ behavioral targeting service (collectively referred to as Open AdSystem™).  The Company licenses software products to customers that are hosted locally and provides services from software hosted centrally on its servers as an application service provider.

Technology revenue climbed 13.4% to $4.6 million in the period from $4.1 million in the same quarter of 2003, and remained steady sequentially from the $4.7 million reported in the second quarter of 2004 due to seasonality.

Impression growth from hosted products, as well as several significant new-client wins globally, contributed to the year-over-year revenue increases.  Technology Solutions gross margins widened slightly to 82.1% during the quarter from 81.3% during the second quarter of 2004.

During the third quarter, 24/7 Real Media added a number of Open AdStream customers, including TheKnot.com, Date.com and Mail.com; the last also joined the 24/7 Web Alliance.  Additionally, the Company continued to leverage relationships with existing clients such as Accuweather and Yellowpages.com, both of which expanded their licenses to include the entire Open AdSystem suite of integrated ad serving and analytics solutions. In Europe, existing Open AdStream clients ntl and Telewest now also rely on 24/7 Real Media’s ad serving and sales representation solutions for their digital television initiative.

24/7 Real Media’s excellence in technology and advertising sales won recognition from the industry during the quarter. Open Adstream® Central won ClickZ Network’s “ClickZ Marketing Excellence award for 2004” in the category of “Best Ad Serving Software Solution.”  In addition, 24/7 Real Media’s 24/7 Web Alliance advertising network tied for first place in the voting as the “Best Advertising Network.” The ClickZ Network is the largest resource of interactive marketing news, research and reference information on every aspect of interactive marketing.

Guidance

The Company expects fourth quarter revenue to be between $26 million and $28 million, the mid-point of which represents an increase of 104.5% from fourth quarter 2003 revenue of $13.2 million.  The Company expects diluted pro forma operating income per share in the fourth quarter of 2004 to be between $0.02 and $0.04 per share.

The Company anticipates full year 2004 revenue to be in the range of $84 million to $86 million, the mid-point of which represents an increase of 72.8% from revenue of $49.2 million in 2003.  This is an update of previously provided 2004 revenue guidance by the Company of $80 million to $82 million to reflect the acquisition of Decide Interactive.  The pro forma per share earnings guidance for the year as a whole is $0.04 to $0.06.

In conjunction with this release, a conference call will be held at 5:00 p.m. EST today to discuss these results.  The call will be broadcast live over the Internet at www.247realmedia.com.  Please allow extra time to visit our Web site prior to the call and download the streaming media software required to listen to the Internet broadcast.  The online replay of the broadcast should be available within two hours following the live call and will be available for three weeks.

About 24/7 Real Media, Inc.

24/7 Real Media, a pioneer in interactive marketing and technology, targets and delivers audiences for publishers and marketers.  Our customers generate increased revenue and profits through media and search services, coupled with one seamless platform of serving, targeting, tracking and analytics technologies.  The company is headquartered in New York, with offices in other major U.S. cities, Canada, Europe, Asia and Australia. For more information, please visit www.247realmedia.com.  24/7 Real Media: Delivering Today. Defining Tomorrow.

Caution concerning forward-looking statements:

This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission. In addition, the following factors, among others, could cause actual results to differ materially from those described herein: enhanced competition, the potential for impairment of relationships with employees or major customers, loss of faith in Internet advertising, international risks, and other economic, business, competitive and/or regulatory factors affecting the businesses of 24/7 Real Media. All information in this release is as of November 4, 2004.  The Company is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

Investor Relations

Financial Media
Trúc N. Nguyen	Stan Froelich
VP, Investor Relations	VP, Media Relations
Stern & Co.	Stern & Co.
212-888-0044	212-888-0044
tnguyen@sternco.com	sfroelich@sternco.com

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24/7 REAL MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues:
Media	$12,070	$5,764	$34,451	$17,046
Search	4,109	2,189	9,658	7,611
Technology	4,628	4,081	13,676	11,351
Total revenues	20,807	12,034	57,785	36,008

Cost of revenues:
Media	9,180	3,590	24,986	10,845
Search	2,241	1,172	6,363	4,512
Technology	827	957	2,528	3,183
Total cost of revenues	12,248	5,719	33,877	18,540

Gross profit	8,559	6,315	23,908	17,468

Operating expenses:
Sales and marketing	4,272	3,116	11,481	9,487
General and administrative	3,626	2,787	9,627	8,485
Product development	1,115	870	3,261	2,213
Other expenses:
Amortization of intangible assets and deferred financing costs	1,068	661	3,270	1,970
Stock-based compensation	209	295	706	489
Restructuring costs	—	—	501	—
Total operating expenses	10,290	7,729	28,846	22,644
Operating loss	(1,731)	(1,414)	(4,938)	(5,176)

Interest income (expense), net	(93)	6	(371)	(141)
Change in fair value of warrant liability	266	—	2,075	—
Gain on legal settlement	—	—	2,896	—
Other income (expense), net	12	(17)	123	(849)

Loss before income taxes	(1,546)	(1,425)	(215)	(6,166)

Provision for income taxes	44	12	176	52

Net loss	(1,590)	(1,437)	(391)	(6,218)

Dividends and conversion discount on preferred stock	(73)	(200)	(295)	(2,268)
Net loss attributable to common stockholders	$(1,663)	$(1,637)	$(686)	$(8,486)

24/7 REAL MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Basic and diluted net loss attributable to common stockholders per share	$(0.04)	$(0.10)	$(0.02)	$(0.57)

Weighted average shares used in basic and diluted calculation	37,007,505	17,017,331	32,244,122	14,811,118

Pro forma:

Operating income (loss) (a)	13	145	951	(877)

Diluted operating income (loss) per share	$0.00	$0.00	$0.02	$(0.06)

Weighted average shares used in diluted calculation	45,702,612	33,989,686	42,236,148	14,811,118

(a) Pro forma operating income (loss) loss excludes certain other expenses computed as follows:

Operating loss
Excluding:	(1,731)	(1,414)	(4,938)	(5,176)
Amortization of intangible assets and deferred financing costs	1,068	661	3,270	1,970
Stock-based compensation	209	295	706	489
Restructuring costs	—	—	501	—
Depreciation	467	603	1,412	1,840
Pro forma operating Income (loss)	13	145	951	(877)

24/7 REAL MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited, in thousands)

	September 30, 2004	December 31, 2003

Cash	$34,122	$21,645
Accounts receivable	23,626	11,603
Total current assets	62,262	34,917
Total assets	120,808	46,180
Accounts payable and accrued liabilities	27,093	16,352
Deferred revenue	3,114	2,544
Total current liabilities	30,207	18,896
Long term debt	13,778	13,320
Total liabilities	44,807	36,143
Total stockholders’ equity	76,001	10,037